Atna Resources Ltd.

British Columbia, Canada

Publicly Traded Parent Company

Atna Resources Inc (Nevada)

Canyon Resources Corporation (Delaware)

CR Briggs Corporation (Colorado)

CR Reward (Nevada)

CR Kendall Corporation (Colorado)

CR Montana (Colorado)

Canyon Resources Jersey Limited (Jersey Island) (Dissolved in 2014)

Horizon Wyoming Uranium, Inc. (Wyoming)